October 23, 2002

Dear Shareholders:

Since I last communicated with you in August we have made good progress in the technology and marketing areas, so I would like to bring you up-to-date.

Technology
I am pleased to report that we are continuing to work closely with a company testing the ANTs Data Server (ADS) and we are progressing well. This company's product enables wireless carriers to manage and deliver text messaging (referred to as short message service or SMS).
They have developed a test application similar to, but less complicated than their commercial application, in order to test ADS against the database they currently use, Microsoft's SQL Server. Initial tests have shown that when SQL Server is replaced by ADS for certain tasks, test application performance is four to six times faster. We believe this performance improvement is directly attributable to our proprietary non-locking technology. (Locking is the commonly used device to force one-at-a-time access to data in key parts of a database, preventing errors. Our technology allows simultaneous access by multiple users, yet guarantees correct results. This greatly speeds up data processing.) Satisfied with those performance gains, the CTO has asked us to add new features (not yet in ADS, but which are standard in SQL Server) so he won't have to modify the commercial version of their SMS application in order to use
ADS. We are developing those features so he can resume testing.

Based on the initial test results, we have begun a dialogue about a potential licensing agreement. As I have stated before, let me caution you that this process can derail at any time for many reasons, including those having nothing to do with ANTs. That said, be assured that the full resources of ANTs are focused on converting this potential customer into our first actual customer.

We have continued the port of ADS to the Sun/Solaris platform. We now have the server up and running on 32-bit Solaris, we are able to internally test and expect that in December we will be as stable on Solaris 32-bit as we are on Windows. Early next quarter, assuming we are sufficiently funded, we should be fully ported to 64-bit Solaris and at that time will be ready for outside beta testing (potential customers who've expressed interest in testing us on Solaris require the 64-bit version).

Marketing/Strategy
In my last letter to you I mentioned that we were in discussions with a number of large software companies regarding strategic alternatives ranging from licensing to investment and up to and including acquisition.
We are now involved in a technical due diligence process with one of these companies. It's too early to tell what if any type of relationship will evolve from these discussions, but we are actively engaged, with our main contact disseminating information about our technology to high-level technical folks in targeted areas of their organization.

In August and September we published two press releases regarding a demo of the ANTs Messaging Engine (AME) and its ability to process high volumes of instant messages. You may recall that we developed the demo at the request of a large software company that is evaluating our technology. Since then, we have looked carefully at the instant messaging (IM) market and added it to our target list. We are now pursuing customers and partners in the following markets: database (high-end OLTP) and messaging (includes SMS and IM).

IM is rapidly making its way into corporations as the tremendous numbers of folks who use it for personal correspondence realize the productivity savings it can bring in a business environment. The corporate market for IM is just taking off and unlike the consumer market, where the service is given away for free, corporate customers will pay for IM applications that have features such as: security, virus protection, archiving, and user management. And SMS extends the reach of IM to cell phones, adding to its utility. We believe ANTs offers compelling price performance as an underlying platform from which application vendors can deploy fully featured, commercial-grade IM applications. We are now reaching out to the IM infrastructure and application players to present our "value proposition".

Conclusions
1. Validation from some of the world's pre-eminent IT companies and their senior technologists continues to affirm we have a special technology.

2. Marketing progress is being made on several fronts as described above, but progress will be slower than any of us like. Two reasons, we are in dialogue with very large companies and it's next to impossible to navigate through these organizations quickly, and the IT business environment is the most challenging I've seen. Launching a new technology in this market is very difficult.

3. The staff at ANTs continues to have faith and we will continue to march forward. I believe it is an immense vote of confidence that we have not lost an employee, even with recent pay cuts of 50% - 80%.

4. In terms of raising cash to continue operations, investors have provided the funding to keep us moving forward into January of next year. Although there are never guarantees in life we are hopeful that we will be able to continue to raise funds to support operations beyond then.

In summary, against prodigious odds your company is still standing, still has high morale and is fighting all the negativity out there to bring this technology to market.

I have said many times we don't just have a better "widget" we have something revolutionary and we will continue to work hard to make
ANTs successful.

Sincerely,

Frank Ruotolo
President and CEO


This letter is not an offer to sell, nor solicitation of offers to buy, securities. This letter contains certain forward-looking statements as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks include but are not limited to the following: there can be no assurance that ANTs software (the "Company") will produce the expected results or that it will result in a commercially viable product; that the Company will secure the necessary current and additional financing, intellectual property and staff to support current and future operations. Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's most recent form 10-KSB for the fiscal year ended December 31, 2001.
The Company undertakes no obligation to revise or publicly release the results of any revision to the forward-looking statements.